Exhibit 1.12

ANACONDA MINING WITHDRAWS OFFER TO MARITIME SHAREHOLDERS

TORONTO, ON — July 12, 2018 — Anaconda Mining Inc. (“Anaconda” or the “Company”) — (TSX:ANX)(OTCQX: ANXGF) announces today the withdrawal of its previously announced premium take-over bid (the “Offer”) to acquire all the issued and outstanding shares of Maritime Resources Corp. (TSX-V:MAE) (“Maritime”).  Anaconda will not take up any of the Maritime Shares tendered in connection with the Offer.

“With the recently completed private placement, Maritime shareholders made it clear that they stood with management and wanted to pursue a stand-alone strategy to advance the Hammerdown Project. Anaconda continues to believe that its Offer was compelling and provided shareholders immediate appreciation in their Maritime shares. In addition, over the long term, Anaconda could have created more value for Maritime shareholders through the combination of the two companies’ asset bases than what Maritime could have done on its own. Now that Maritime is behind us, we will focus on other opportunities we have in Atlantic Canada to grow our business.”

~ Dustin Angelo, President and CEO of Anaconda

NOTICE TO MARITIME SHAREHOLDERS IN THE UNITED STATES

The Offer was made for the securities of a foreign company. The Offer was subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in, or incorporated by reference into, the Offer to Purchase and Circular of Anaconda to Maritime shareholders filed on SEDAR at www.sedar.com on April 13, 2018, if any, were prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Anaconda is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Anaconda may purchase securities of Maritime at their discretion in open market or privately negotiated purchases.

ABOUT ANACONDA MINING INC.

Anaconda is a TSX-listed gold mining, development, and exploration company, focused in the prospective Atlantic Canadian jurisdictions of Newfoundland and Nova Scotia. The Company operates the Point Rousse Project located in the Baie Verte Mining District in Newfoundland, comprised of the Stog’er Tight Mine, the Pine Cove open pit mine, the Argyle Mineral Resource, the fully-permitted Pine Cove Mill and tailings facility, and approximately 5,800 hectares of prospective gold-bearing property. Anaconda is also developing the Goldboro Project in Nova Scotia, a high-grade Mineral Resource, with the potential to leverage existing infrastructure at the Company’s Point Rousse Project.

The Company also has a pipeline of organic growth opportunities, including the Great Northern Project on the Northern Peninsula of Newfoundland and the Tilt Cove Property on the Baie Verte Peninsula, also in Newfoundland.

FORWARD-LOOKING INFORMATION

This news release contains “forward-looking information” within the meaning of applicable Canadian and United States securities legislation. Forward-looking information. Generally, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “expects”, or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “does not anticipate”, or “believes” or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, or “will be taken”, “occur”, or “be achieved”. Forward-looking information is based on the opinions and estimates of management at the date the information is made, and is based on a number of assumptions and is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Anaconda to be materially different from those expressed or implied by such forward-looking information, including risks associated with the exploration, development and mining such as economic factors as they effect exploration, future commodity prices, changes in foreign exchange and interest rates, actual results of current production, development and exploration activities, government regulation, political or economic developments, environmental risks, permitting timelines, capital expenditures, operating or technical difficulties in connection with development activities, employee relations, the speculative nature of gold exploration and development, including the risks of diminishing quantities of grades of resources, contests over title to properties, and changes in project parameters as plans continue to be refined as well as those risk factors discussed in the annual information form for the fiscal year ended December 31, 2017, available on www.sedar.com.  Although Anaconda has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information. Anaconda does not undertake to update any forward-looking information, except in accordance with applicable securities laws.

FOR ADDITIONAL INFORMATION CONTACT:

Anaconda Mining Inc. Dustin Angelo President and CEO (647) 260-1248 dangelo@anacondamining.com www.AnacondaMining.com

Anaconda Mining Inc.
Lynn Hammond
VP Public Relations
(709) 330-1260
Lhammond@anacondamining.com

Reseau ProMarket Inc.
Dany Cenac Robert
Investor Relations
(514) 722-2276 x456
Dany.Cenac-Robert@ReseauProMarket.com